Exhibit 7(a) to Schedule 13D/A-3

Amendment and Restatement of
Voting Trust Agreement Dated as of June 30, 1989

A voting trust agreement (the “Agreement”) was made as of June 30, 1989, by and between certain holders of the Series A Common Shares, par value $0.01 per share (“Series A Common”), of Telephone and Data Systems, Inc., then an Iowa corporation, now a Delaware corporation (the “Company”), and Walter C. D. Carlson, Letitia G. C. Carlson, LeRoy T. Carlson, Jr., Melanie J. Heald and Donald C. Nebergall, as trustees.  At present the trustees are Walter C. D. Carlson, Letitia G. C. Carlson, LeRoy T. Carlson, Jr. and Prudence E. Carlson.  Said trustees and their successors from time to time elected are the “Trustees.”

The Agreement has previously been amended on five occasions, by instruments effective on May 9, 1991, November 20, 1992, May 22, 1998, and two on March 28, 2003.

As was the case of the original depositing shareholders, the shareholders currently participating in this agreement (the “Certificate Holders”) deem it to be in their mutual best interests to confer upon the Trustees the right to vote and to act with respect to their shares of Series A Common and any other stock or securities received with respect to such shares that entitles the holder thereof to vote on the affairs of the Company or of any successor, affiliate or subsidiary organization, subject to the terms and conditions of this Agreement.

Paragraph 8.5 of the Agreement provides that the Agreement may be amended upon the consent in writing of an eight-vote majority of the Trustees and no less than ninety percent (90%) in interest of the Certificate Holders of record.  Pursuant to Section 8.5 of the Agreement, the Agreement is hereby amended as of April 22, 2005, by restating it in its entirety as hereinafter provided.

Article I
Term; Trust-Held Shares; Deposit of Shares

1.1                                 Term.  This Agreement was originally effective on June 30, 1989, and shall continue through June 30, 2035, unless sooner terminated as herein provided.

1.2                                 Trust-Held Shares.

(a)                                  Definition.  The term “Trust-Held Shares” as hereafter used in this Agreement shall be deemed to include:

(i)                                     any shares of the Company’s existing class of Series A Common Shares, par value $0.01 per share, previously deposited hereunder, accepted for deposit by the Trustees pursuant to Section 1.3 or received and held by the Trustee pursuant to Section 5.4 (“Series A Common”);

(ii)                                  any shares of the Company of a class other than Series A Common Shares, accepted for deposit by the Trustees pursuant to Section 1.3 or received and held by the Trustees pursuant to Section 5.4 (including, but not limited to the Company’s existing class of common shares, par value $0.01 per share (“Common”) and the Company’s existing class of special common shares, par value $0.01 per share (“Special Common”);

(iii)                               any securities of the Company received and held by the Trustees pursuant to Section 5.6;

(iv)                              any securities or property of any other entity received and held by the Trustees pursuant to Section 5.5.

(b)                                 Beneficially Owned.  Wherever reference is made in this Agreement to “beneficially-owned” Trust-Held Shares, such reference shall be to those Trust-Held Shares represented by the Voting Trust Certificates and to those Trust-Held Shares acquired in respect of an existing Voting Trust Certificate by reason of participation in the Company’s dividend reinvestment plan;

(c)                                  Beneficially Held.  Wherever reference is made in this Agreement to votes “beneficially held” by a Certificate Holder, such reference shall be to votes described in Subsection 6.5(c).

1.3                                 Additional Deposits.  Any owner of shares of Series A Common may at any time apply to the Trustees for permission to deposit one or more stock certificates representing shares of Series A Common owned by him or her, duly endorsed in blank or to the Trustees, or accompanied by proper instruments of assignment and transfer duly executed in blank or to the Trustees, and accompanied by any revenue stamps required for the transfer, or shares of Series A Common held in non-certificated form pursuant to the Company’s dividend reinvestment plan, represented by appropriate transfer documents, and to accept in lieu thereof a Voting Trust Certificate or Certificates issued hereunder in the form hereinafter provided.  The Trustees, acting unanimously, may accept such deposit and hold any shares so deposited in trust under the terms and conditions of this Agreement.  Such deposit of shares of Series A Common and the acceptance of Voting Trust Certificates by the depositor thereof shall cause such depositor to be a Certificate Holder with respect to such deposited shares and shall be subject to all the terms and conditions of this Agreement.   The Trustees, acting unanimously, may also accept for deposit any other securities of the Company having voting rights of any kind.

Article II
Voting Trust Certificates

2.1                                 Issuance of Voting Trust Certificates.  All Trust-Held Shares at any time delivered to the Trustees hereunder or acquired by the Trustees as provided in this Agreement shall be held and disposed of by the Trustees under and pursuant to the terms and conditions of this Agreement.  The Trustees, in exchange for the shares so deposited or otherwise held hereunder, shall cause to be issued and delivered, to the Certificate Holders, Voting Trust Certificates for the appropriate number of shares of each separate class of stock held hereunder.  The Trustees shall not issue Voting Trust Certificates with respect to shares purchased through the Company’s dividend reinvestment plan with dividends earned with respect to shares which are subject to this agreement until such shares are reduced to stock certificate form, but such shares shall nevertheless be subject to this Agreement.

2.2                                 Form of Certificates.  The Voting Trust Certificates issued pursuant to this Agreement shall be substantially in the form set forth in Exhibit A attached hereto with respect to Series A Common, in the form set forth in Exhibit B with respect to Special Common, or in a similar form as revised to reflect the holding of any shares other than Series A Common and Special Common.  The Voting Trust Certificates shall be executed by no fewer than three Trustees.  The Trustees, under such rules as they in their discretion may prescribe with respect to indemnity or otherwise, shall provide for the issuance and delivery of new Voting Trust Certificates in lieu of lost, stolen or destroyed Certificates or in exchange for mutilated Certificates.

Article III
Withdrawal of Shares

3.1                                 Withdrawal.  Any Certificate Holder shall be permitted to withdraw Trust-Held Shares from time to time, upon the surrender of the corresponding Voting Trust Certificate or Certificates, subject to the provisions of this Article.  A Certificate Holder shall first withdraw all beneficially-owned shares of Special Common, then all beneficially-owned shares of Common, before making any withdrawal with respect to his or her beneficially-owned shares of Series A Common pursuant to this Article III.  The following conditions, limitations and procedures shall apply to any such withdrawal:

(a)                                  Authority to Convert.  Any Certificate Holder electing to withdraw his or her beneficially-owned Series A Common shall be deemed to have instructed, directed and authorized the Trustees to convert a sufficient number of such shares into shares of either Common or Special Common (as the Certificate Holder shall elect in his or her written notice of withdrawal) to the extent necessary to effect such withdrawal, and shall make his or her withdrawal by withdrawing such shares of Common or Special Common.  Any such withdrawal of Series A Common converted into shares of either Common or Special Common shall be deemed to be “with respect to Series A Common.”

(b)                                 Withdrawals Upon Twenty Days’ Notice.  Any Certificate Holder may make aggregate withdrawals during any calendar year of not more than an aggregate of 22,500 shares of Common or Special Common (as adjusted by Section 8.1), or with respect to not more than 7,500 shares of Series A Common (as adjusted by Section 8.1), provided written notice of such intended withdrawal is given to the Trustees no less than twenty days prior to the date of withdrawal specified in such written notice.  No such withdrawal notice shall be revoked except as provided in Subsection 3.1(j).

(c)                                  Withdrawals Upon Sixty Days’ Notice.  Any Certificate Holder may make aggregate withdrawals during any calendar year of more than an aggregate of 22,500 shares of Common or Special Common (as adjusted by Section 8.1), or with respect to more than 7,500 shares of Series A Common (as adjusted by Section 8.1), but not more than fifteen percent (15%) of the aggregate number of shares of his or her beneficially-owned Common and Special Common, and not more than five percent (5%) of the number of shares of his or her beneficially-owned Series A Common, as of the beginning of the calendar year in which such withdrawal occurs (as adjusted by Section 8.1 for capital changes occurring during such calendar year), provided written notice of such intended withdrawal is given to the Trustees no less than sixty days prior to the date of withdrawal specified in such written notice.  No such withdrawal notice shall be revoked except as provided in Subsection 3.1(j).

(d)                                 Withdrawals Upon Nine Months’ Notice.  In addition to any withdrawals permitted pursuant to Subsections 3.1(b) and 3.1(c), any Certificate Holder may make additional withdrawals during any calendar year which cause his or her aggregate withdrawals for such calendar year to be not more than an aggregate of 600,000 shares of Common or Special Common (as adjusted by Section 8.1), or with respect to not more than 300,000 shares of Series A Common (as adjusted by Section 8.1), provided written notice of such intended withdrawal is given to the Trustees no less than nine months prior to the date of withdrawal specified in such written notice.  No such withdrawal notice shall be revoked unless cancelled by written notice received at least 105 or more days prior to the specified date of withdrawal or except as provided in Subsection 3.1(j).

(e)                                  Withdrawals of Multiple Classes of Shares.  If a Certificate Holder wishes to make a withdrawal with respect to shares of Series A Common, but such withdrawal is in conjunction with or during the same year as the prior completion of his or her withdrawal of his or her shares of Common and Special Common, the number of shares of Series A Common permitted to be withdrawn shall be reduced by a fraction of such number, the numerator of which is the aggregate number of shares of Common and Special Common then withdrawn pursuant to rules set forth in this Section 3.1 and the denominator of which is the applicable limitation number governing withdrawals with respect to shares of Common or Special Common.  For example, a Certificate Holder who has a beneficial interest in 300,000 shares of Special Common and 300,000 shares of Series A Common and who wishes to make the maximum withdrawal during the current year, can give nine months’ notice and first withdraw his or her 300,000 shares of Special Common, but may only make a withdrawal with respect to 150,000 shares of Series A Common, for the number of shares of Series A Common permitted to be withdrawn upon nine months’ notice, i.e., 300,000 shares, is reduced by ½, which is the fraction the numerator of which is 300,000 (i.e., the number of shares of Special Common withdrawn) and the denominator of which is 600,000 (i.e., the applicable limitation number governing such a withdrawal).

(f)                                    Withdrawals Subsequent to Transfer.  During any calendar year in which a Certificate Holder makes a gratuitous intervivos transfer of a Voting Trust Certificate, neither such transferor nor any transferee of such Voting Trust Certificate may make a withdrawal to the extent that the number of Trust-Held Shares withdrawn by such transferor during such year, when added to the number of Trust-Held Shares represented by Voting Trust Certificates transferred by such transferor during such year and deemed to be withdrawn by a transferee during such year, would exceed the limitations set forth in Subsections 3.1(d) and (e).  For purposes of this Subsection 3.1(f), any such transferee shall be deemed to withdraw Trust-Held Shares represented by Voting Trust Certificates transferred by a transferor only after such transferee has withdrawn shares equal in number to (i) the number of Trust-Held Shares beneficially owned by and withdrawable by such transferee as of the beginning of such year plus (ii) the number of Trust-Held Shares represented by Voting Trust Certificates acquired for value by such transferee during such year prior to the date of withdrawal.  If the transferee receives a gratuitous intervivos transfer of Voting Trust Certificates from more than one transferor during such year, he or she shall be deemed to have withdrawn Trust-Held Shares represented by Voting Trust Certificates transferred by each such transferor, if at all (after application of the preceding sentence), on the following basis:

(i)                                     to the extent withdrawals are permitted with respect to each such transferor, in proportion to the number of Trust-Held Shares represented by Voting Trust Certificates received during such year by such transferee from each such transferor, and

(ii)                                  to the extent withdrawals would not be permitted with respect to any transferor because of the limitations imposed by this Subsection 3.1(f), in proportion to the number of Trust-Held Shares represented by Voting Trust Certificates received during such year by such transferee from each transferor with respect to whom withdrawals would be permitted.

The ability to make a withdrawal shall be determined as of the date such withdrawal is requested, taking into account all prior withdrawal requests whether or not such withdrawal has been completed.  A transferee of a Voting Trust Certificate from a deceased Certificate Holder may not make a withdrawal of any Trust-Held Shares represented by such Certificate during the year in which such decedent dies, except for that number of shares which bears the same proportion to the number of shares which such decedent was eligible to withdraw immediately prior to his or her death as the number of shares represented by such Certificate bears to the total number of shares beneficially owned by such decedent immediately prior to his or her death.  No such withdrawals shall cause such transferee’s withdrawals for the year to exceed the limitation imposed by Subsection 3.1(d).

(g)                                 Permitted Withdrawals in Respect of a Decedent.  Notwithstanding the limitations on withdrawals set forth in the preceding subsections of this Article III, upon the death of a Certificate Holder, each transferee of such decedent’s Voting Trust Certificates may withdraw additional Trust-Held Shares so long as the aggregate value of all withdrawals made pursuant to this Subsection 3.1(g) does not exceed the total amount of transfer and succession taxes payable by reason of decedent’s death plus the amount of administration expenses deductible (whether or not actually deducted) and paid pursuant to Sections 2053 and 2054 of the Internal Revenue Code of 1986, as amended, or any amended or successor provisions, which such transferee is legally obligated to pay.  Any such withdrawals with respect to transfer and succession taxes must be made prior to the due date or dates of such taxes, and any such withdrawals with respect to administration expenses must be made within nine months of the decedent’s death, provided written notice of such intended withdrawal is given to the Trustees no less than sixty days prior to the date of withdrawal as specified in such written notice.  For purposes of this Subsection 3.1(g), the value of any withdrawn shares shall be deemed to be the value determined with respect to such shares pursuant to Subsection 3.2(f).  No such withdrawal notice shall be revoked except as provided in Subsection 3.1(j).

(h)                                 Notice of Withdrawal.  The written notice of withdrawal required pursuant to Subsections 3.1(b), 3.1(c), 3.1(d) or 3.1(g) shall be substantially in the form prescribed in Exhibit C attached hereto.

(i)                                     Waiver of Notice.  Any notice required pursuant to Section 3.1 may be reduced to sixty days by the majority vote of the Trustees; provided, however, that a Trustee who is the Certificate Holder requesting such waiver shall be excluded from voting with respect to such matter.

(j)                                     Cancellation of Otherwise Irrevocable Notice of Withdrawal.  Notwithstanding that any notice of withdrawal may be irrevocable pursuant to the preceding provisions of this Section 3.1, the Trustees may, without liability to any person, permit the cancellation of such withdrawal notice up to fifteen days prior to the specified date of withdrawal, provided that the cancelling Certificate Holder reimburses the Trustees for all expenses incurred by the Trustees with respect to such withdrawal.  Such cancellation shall be approved by a majority of the Trustees; provided, however, that a Trustee who is the Certificate Holder wishing to cancel such withdrawal notice shall be excluded from voting with respect to such matter.  In the event any such cancellation is permitted by the Trustees, neither the Certificate Holder requesting such withdrawal nor the Trustees shall be liable to any other Certificate Holder for any expenses or damages, consequential or otherwise, that any such other party or other Certificate Holder may allege to have been incurred in reliance on or otherwise as a result of such notice of withdrawal or cancellation.  The Trustees shall not be required to permit or deny cancellation except in their sole and uncontrolled discretion.  The Trustees shall, within five business days, provide written notice of any cancellation to all Optionees (as defined in Subsection 3.2(a)).

3.2                                 Option to Acquire.

(a)                                  Notice to Optionees of Intent to Withdraw.  Upon the Trustees’ receipt of notice from a Certificate Holder of such person’s intention  to make a withdrawal pursuant to Section 3.1 which would cause such person’s aggregate withdrawals for the calendar year with respect to Series A Common to equal or exceed 1,000 shares (as adjusted by Section 8.1) the Trustees shall, within five business days after their receipt of such notice, provide written notice of the proposed withdrawal to each remaining Certificate Holder who beneficially owns 1,500 or more shares of Series A Common (as adjusted by Section 8.1) (the “Optionee”), which notice shall include all the information that the Trustees received.  The withdrawing Certificate Holder may require the Optionees exercising the options hereinafter described to acquire the shares of Series A Common, with respect to which the Certificate Holder has submitted a notice of withdrawal, by an exchange of shares of Common and/or Special Common in lieu of a cash purchase, but the proportion of Common and Special Common used to make such exchange shall be at the election of the Optionee. Any such requirement shall be set forth in the notice of withdrawal.

(b)                                 Exercise of First Option.  Each Optionee shall have the option, exercisable until thirty days prior to the specified date of withdrawal (sixty days in the case of a withdrawal requiring more than ninety days’ notice), to elect to acquire his or her proportionate part (as hereinafter defined) of the shares of Series A Common with respect to which a notice of withdrawal has been submitted.  Such acquisition may be by cash purchase or by exchange of shares of Common and/or Special Common.  The notice of intent to exercise such option shall be delivered to the Trustees not less than thirty days prior to the specified date of withdrawal (sixty days in the case of a withdrawal requiring more than ninety days’ notice).  The closing date of such transaction shall be the specified  date of withdrawal.  An Optionee’s proportionate part pursuant to this option shall be that number of shares which bears the same proportion to the total number of shares proposed to be withdrawn as the number of votes beneficially held by such Optionee at the time the notice of intent to withdraw is given bears to the total number of votes then beneficially held by all Optionees.  An Optionee may elect to acquire less than his or her proportionate part of the shares proposed to be withdrawn.

(c)                                  Notice and Exercise of Second Option.  In the event all of the shares of Series A Common with respect to which a notice of withdrawal has been submitted are not acquired pursuant to the first option, each Optionee shall be notified within five days after the last date to exercise such option that he or she has a second option exercisable until twenty days prior to the specified date of withdrawal (forty days in the case of withdrawal requiring more than ninety days’ notice).  Such second option shall entitle such Optionee to acquire his or her proportionate part of the shares of Series A Common not being acquired pursuant to the first option.  Such proportionate part shall be that number of shares which bears the same proportion to the total number of shares not acquired pursuant to the first option as the number of votes beneficially held by such Optionee at the time the notice of intent to withdraw is given bears to the total number of votes then beneficially held by all Optionees.  An Optionee may elect to acquire less than his or her proportionate part pursuant to this second option.

(d)                                 Notice and Exercise of Third Option.  In the event all of the shares of Series A Common with respect to which a notice of withdrawal has been submitted are not acquired pursuant to the first and second options, each Optionee shall be notified within five days after the last date to exercise the second option that he or she has a third option exercisable until ten days prior to the specified date of withdrawal (twenty days in the case of a withdrawal requiring more then ninety days’ notice).  The third option shall entitle each Optionee to acquire part of any shares not acquired pursuant to such preceding options.  Each Optionee wishing to exercise the third option shall be required to specify the maximum number of shares he or she is willing to acquire.  An Optionee may elect to acquire less than his or her proportionate part pursuant to this third option.  The Trustees shall allocate the unacquired shares so that each such Optionee is entitled to acquire the lesser of (i) that number of unacquired shares which bears the same proportion to the total number of unacquired shares as the number of votes beneficially held by such Optionee at the time the notice of intent to withdraw is given bears to the total number of votes then beneficially held by all Optionees wishing to exercise the third option, and (ii) the number of shares specified by the Optionee pursuant to his or her exercise of this third option.  The Trustees shall allocate any shares still unacquired so that each Optionee having specified a number of shares greater than were allocated to him or her pursuant to the preceding allocation is entitled to acquire the lesser of (i) that number of remaining unacquired shares which bears the same proportion to the total number of unacquired shares as the number of votes beneficially held by such Optionee at the time the notice of intent to withdraw is submitted bears to the total number of votes then beneficially held by all Optionees who specified a number of shares greater than were allocated to him or her pursuant to the preceding allocation, and (ii) the number of shares specified by the Optionee pursuant to his or her exercise of this third option but not yet allocated to him or her.  The Trustees shall continue to allocate any unacquired shares in accordance with the preceding sentence until all shares are allocated or until no more shares are specified by the Optionees.

(e)                                  Alternate Procedure and Reduced Notice Period for Small Withdrawals.  Notwithstanding the preceding provisions of this Section 3.2, in the event of any notice of intended withdrawal described in Section 3.2(a) with respect to 7,500 shares of Series A Common or less (as adjusted by Section 8.1), only the option procedure described in Subsection 3.2(d) shall be used, to be extended to all Optionees.  The Trustees may, in their discretion, reduce the period required between notice and withdrawal for purposes of Subsection 3.1(b) so long as notice is given to all Optionees and each such Optionee is given no less than five days after receipt of such notice to respond.  Such reduction shall be approved by a majority vote of the Trustees; provided, however, that the any Trustee who is the Certificate Holder desiring a reduction of such period is excluded from voting with respect to such matter.  If the date of withdrawal is accelerated, the accelerated date of withdrawal shall be used to establish the cash price to be paid determined pursuant to Subsection 3.2(f).

(f)                                    Payment of Acquisition Price.  Each Optionee electing to purchase shares shall deliver to the Trustees on the closing date either (i) cash for each share  so purchased in an amount equal to the higher of the value of a share of Common or a share of Special Common, each such share to be valued at the average closing price of such share in its primary marketplace on the first ten of the most recent eleven business days on which such class of shares was traded preceding the specified date of withdrawal, (ii) a stock certificate representing that number of shares of Common and/or Special Common equal in value to the shares so purchased (and such stock certificate may have been previously deposited hereunder, in which case no delivery shall be required, but the Optionee shall direct the Trustees to use such shares in the exercise of such option), or (iii) a combination of (i) and (ii).  To the extent the withdrawing Certificate Holder requires that the acquisition be made by an exchange of shares of Common and/or Special Common, each Optionee must deposit that number of shares of Common and/or Special Common the value of which bears the same proportion to the total value of such shares so required as the number of shares to be acquired by such Optionee bears to the total number of shares to be acquired by all Optionees, except to the extent the Optionees may agree among themselves to otherwise apportion the requirement to tender shares of  Common and/or Special Common.

(g)                                 Withdrawal of Unacquired Shares.  To the extent any shares are not acquired pursuant to the exercise of the option provided in this Section 3.2, the Certificate Holder who intends to make a withdrawal with respect to Series A Common may do so, free of the terms of this Agreement, as otherwise provided in this Article III.

(h)                                 Acquired Shares to Remain Subject to Agreement.  Any Certificate Holder acquiring shares of Series A Common pursuant to the exercise of the option granted under this Section 3.2 shall be deemed to have simultaneously deposited such shares with the Trustees, which shares shall remain subject to this Agreement, and shall be issued a Voting Trust Certificate or Certificates as provided in Section 2.1.

(i)                                     Option Rights Do Not Apply to Sale by Trustees.  The provisions of this Section 3.2 do not apply to a sale by the Trustees pursuant to Subsection 6.4(a).

3.3                                 Request for Reregistration.  With respect to any withdrawal pursuant to Subsection 3.2(g) or the withdrawal of shares of Common or Special Common delivered by an Optionee pursuant to the exercise of an option, the Certificate Holder making such withdrawal shall, not less than five business days prior to the date on which the shares are to be withdrawn, deliver to the Trustees and to any transfer agent for the shares appointed by the Company (the “Transfer Agent”), a request, in customary form, setting forth the denominations in which stock certificates for the shares are to be delivered and the names in which such stock certificates are to be registered.  A similar request shall be made by an Optionee with respect to the registration of any Voting Trust Certificates issued pursuant to Subsection 3.2(h).  To the extent such requests are not made, the Trustees shall issue a single stock certificate in the name of the withdrawing Certificate Holder for all shares to be withdrawn or a single Voting Trust Certificate in the name of the Optionee representing all beneficially-owned shares acquired pursuant to the exercise of an option.

3.4                                 Conversion.  The Trustees shall not convert any shares of Series A Common held hereunder except in conjunction with a withdrawal of shares permitted by this Article III.

3.5                                 Establishment of Price if Company Shares Not Traded.  If a value for withdrawn shares cannot be established for purposes of Subsection 3.2(f) because the Company’s shares of Common or Special Common are no longer traded in a public marketplace or because no trading has occurred on any of the first ten of the most recent eleven business days preceding the specified date of withdrawal, such value shall be established pursuant to such reasonable procedures as the Trustees may from time to time establish, including, without limitation, the securing of one or more appraisals or the use of prices at which the shares of Common or Special Common were sold prior to the said ten-day period or in non-public transactions.

Article IV
Transfers

4.1                                 Permissible Transfers.  The Voting Trust Certificates shall not be transferred or disposed of, whether by sale, assignment, gift, bequest, appointment, or otherwise, except to a Permitted Transferee (as that term is defined in Section 4.2), and the Voting Trustees shall not register any transfer except in compliance therewith.

4.2                                 Permitted Transferees.

(a)                                  Permitted Transferee of a Natural Person.  The persons described in Subsections 4.2(a)(i-viii) shall be “Permitted Transferees” of each Certificate Holder who is a natural person:

(i)                                     Family Members.  The Certificate Holder’s descendants and siblings, the descendants of such siblings, the spouse of any of the foregoing persons, the Certificate Holder’s spouse, and the parents of a Certificate Holder (all hereinafter referred to as such Certificate Holder’s “Family Members”).

(ii)                                  Charitable Organization.  Any organization to which a Certificate Holder transfers Voting Trust Certificates and which is an organization contributions to which are deductible for federal income, estate or gift tax purposes, or any split-interest trust described in Section 4947 of the Internal Revenue Code of 1986, as amended, or any successor or amended section (“Charitable Organization”); provided, however, that no Voting Trust Certificates issued with respect to shares of Series A Common shall be so transferred if the Certificate Holder beneficially owns shares of Common or Special Common.

(iii)                               Trustee.  The trustee of a trust (including, but not limited to, a voting trust subject to the provisions of Subsection 6.5(a)(iv), but not including a trust described in Subsection 4.2(a)(ii)) to which a Certificate Holder transfers Voting Trust Certificates and which is a trust solely for the benefit of any person who is the transferring Certificate Holder, a Family Member of such Certificate Holder, the Family Member of any Family Member of the Certificate Holder, or the  Family Member of any Family Member of any Family Member of the Certificate Holder.

(iv)                              Court-Appointed Fiduciary.  The court-appointed fiduciary of the estate of a Certificate Holder who is deceased, incompetent, bankrupt or insolvent.

(v)                                 Other Entity.  A corporation, limited liability company or partnership to which a Certificate Holder transfers Voting Trust Certificates, provided that the articles of incorporation of such corporation, the operating agreement of such limited liability company or the partnership agreement of such partnership shall irrevocably provide that voting control of such entity, including, without limitation, control of the exercise of all duties, rights and powers with respect to the Voting Trust Certificates so transferred, is vested in a person who is the transferring Certificate holder or Permitted Transferee of such Certificate Holder.

(vi)                              Qualified Retirement Plan.  To the extent permitted by law and regulation, a qualified retirement plan or individual retirement account for the benefit of and under the sole control of the transferring Certificate Holder during his or her lifetime (meaning a plan described in either Section 401(a) or Section 408 and exempt from tax under Section 501(a) of the Internal Revenue Code of 1986, as amended, or any successor or amended provisions).

(vii)                           Permitted Transferee of a Permitted Transferee.  A Permitted Transferee (determined without regard to this Subsection 4.2(a)(vii)) of a Permitted Transferee.

(viii)                        Permitted Transferee of a Permitted Transferee of a Permitted Transferee.  A Permitted Transferee (determined without regard to either Subsection 4.2(a)(vii) or this Subsection 4.2(a)(viii)) of a person or entity described in Subsection 4.2(a)(vii).

(b)                                 Permitted Transferees of Entities.  The persons described in Subsection 4.2(b)(i-vi) shall be “Permitted Transferees” of each Certificate Holder who is not a natural person:

(i)                                     Of a Charitable Organization.  In the case of any Charitable Organization that is a Certificate Holder, “Permitted Transferee” means (1) with respect to each Voting Trust Certificate transferred to such Charitable Organization, the Certificate Holder who made such transfer and any Permitted Transferee of such Certificate Holder, and (2) with respect to each Subsequent Voting Trust Certificate held by such Charitable Organization, the Certificate Holder who transferred the Voting Trust Certificate in respect of which such Subsequent Voting Trust Certificate was issued and any Permitted Transferee of such Certificate Holder.

(ii)                                  Of a Trustee.  In the case of a Certificate Holder who is trustee of any trust other than a Charitable Organization or a trust described in Subsection 4.2(b)(iii), “Permitted Transferee” means (1) with respect to each Voting Trust Certificate transferred to such trust, the Certificate Holder who made such transfer and any Permitted Transferee of such Certificate Holder, and (2) with respect to each Subsequent Voting Trust Certificate held by such trust, the Certificate Holder who transferred the Voting Trust Certificate in respect of which such Subsequent Voting Trust Certificate was issued and any Permitted Transferee of such Certificate Holder.

(iii)                               Of a Trustee of an Irrevocable Trust.  In the case of a Certificate Holder who is trustee pursuant to a trust (other than a Charitable Organization) which was irrevocable on the effective date of this Agreement, “Permitted Transferee” means any person to whom or for whose benefit principal may be distributed either during or at the end of the term of such trust whether by power of appointment or otherwise.

(iv)                              Of a Court-appointed Fiduciary.  In the case of a Certificate Holder that is the court-appointed fiduciary of the estate of a deceased, incompetent, bankrupt or insolvent Certificate Holder, “Permitted Transferee” means a Permitted Transferee of such deceased, incompetent, bankrupt or insolvent Certificate Holder.

(v)                                 Of Another Entity.  In the case of a Certificate Holder that is a corporation, limited liability company, partnership, qualified retirement plan or IRA (other than a Charitable Organization), “Permitted Transferee” means (1) with respect to each Voting Trust Certificate transferred to such entity, the Certificate Holder who made such transfer and any Permitted Transferee of such Certificate Holder, and (2) with respect to each Subsequent Voting Trust Certificate held by such entity, the Certificate Holder who transferred the Voting Trust Certificate in respect of which such Subsequent Voting Trust Certificate was issued and any Permitted Transferee of such Certificate Holder.

(vi)                              Of a Pledgor.  Notwithstanding anything to the contrary set forth herein, any Certificate Holder may pledge his or her Voting Trust Certificates to a pledgee pursuant to a bona fide pledge of such Certificates as collateral security for indebtedness due to the pledgee, provided that such Certificates shall be transferred to or registered in the name of the pledgee and shall remain subject to the provisions of this 4.2 and provided further than no Voting Trust Certificates issued with respect to shares of Series A Common shall be pledged if the Certificate Holder has not pledged his or her Voting Trust Certificates issued with respect to shares of Common or Special Common.  In the event of foreclosure or other similar action with respect to such Certificates by the pledgee, such pledged Certificates may only be transferred to a Permitted Transferee of the pledgor or converted into shares of Common or Special Common and withdrawn subject to the terms of Section 3.1, and with respect to any withdrawal not described in Subsections 3.1(b), 3.1(c) or 3.1(g), written notice of such intended withdrawal must be given to the Trustees no less than six months prior to the date of withdrawal specified in such written notice.  Any withdrawal pursuant to this Subsection 4.2(b)(vi) shall be treated as a withdrawal to which Section 3.2 applies.

(c)                                  Definitions and Interpretation.  For purposes of Section 4.2:

(i)                                     Subsequent Voting Trust Certificate.  The term “Subsequent Voting Trust Certificate” shall mean any Voting Trust Certificate issued or acquired in respect of an existing Voting Trust Certificate (1) by reason of Section 5.4, (2) by reason of participation in the Company’s dividend reinvestment plan, whether or not a Voting Trust Certificate is actually issued, or (3) by reason of the exercise of any option granted pursuant to Section 3.2, such acquired Voting Trust Certificates to be deemed to be in respect of the Voting Trust Certificates which enabled such person to be granted such option.

(ii)                                  Spouse.  A spouse shall include a widow or widower.  A former spouse by reason of a dissolution of marriage shall remain a Permitted Transferee for all purposes of Subsection 4.2(b) to the extent that person was a Permitted Transferee on the date such marriage was dissolved, but, notwithstanding the provisions of Subsections 4.2(a)(vii) and 4.2(a)(viii), shall cease to be a Permitted Transferee for all other purposes of this Agreement.

(iii)                               Adopteds.  The relationship of any person that is derived by or through legal adoption shall be considered a natural one, but only if the person adopted had not attained the age of twenty-one years at the time the adoption became effective.

(iv)                              Custodian.  A custodian under a Uniform Gifts to Minors Act, as in effect in any state, or any similar law, shall be treated as if such custodian were a trustee of a trust for the sole benefit of the donee of any transfer made pursuant to such Act.

(v)                                 Person.  Unless otherwise specified, the term “person” means both natural persons and legal entities.

(vi)                              Effect of Death.  The Permitted Transferees of a Certificate Holder shall be the same irrespective of whether such Certificate Holder (or any natural person linking such Certificate Holder to his or her Permitted Transferees by reason of Subsections 4.2(a)(i), (vii) or (viii)) is alive or dead and shall include Permitted Transferees born after such Certificate Holder’s death.

(vii)                           Multiple Owners.  A Certificate Holder may register or reregister his or her Voting Trust Certificates in the names of one or more persons only if each person in whose name the Voting Trust Certificates are to be registered is the Certificate Holder or a Permitted Transferee of the Certificate Holder.  If Voting Trust Certificates are registered in the names of more than one person in accordance with this Subsection 4.2(c)(vii), then such Voting Trust Certificates may be transferred to any Permitted Transferee of any person in whose name such shares are registered.

(viii)                        Effect of Being an Alien or Having a Criminal Record.  Notwithstanding any provisions of this Agreement to the contrary, no person shall be a Permitted Transferee or act in a fiduciary capacity with respect to any Permitted Transferee if, because of such person’s status as an alien or because of his or her criminal record, the Company would be denied the right to provide a material service which it could have otherwise provided consistent with its normal business practices.

(ix)                                Representation by Acquirer of Voting Trust Certificate.  Any Certificate Holder or Permitted Transferee who acquires any Voting Trust Certificate for value (other than pursuant to a purchase through the Company’s dividend reinvestment plan) shall represent, as a condition to such transfer, that he or she is acquiring such Voting Trust Certificates for his or her own personal account and not with a view to the transfer of such certificates or of the beneficially-owned shares represented by that certificate to anyone other than a Permitted Transferee.

(x)                                   Non-conforming Transfer Void.  Any purported transfer of record or beneficial ownership of Voting Trust Certificates other than in accordance with the terms of this Section 4.2 shall be void.

4.3                                 Limitation of Voting Rights of Certain Permitted Transferees.  Notwithstanding any provision in this Agreement to the contrary, neither a Charitable Organization, nor a trust described in Subsection 4.2(a)(iii), nor an estate described in Subsection 4.2(a)(iv), nor a qualified retirement plan or IRA described in Subsection 4.2(a)(vi) shall exercise any voting rights pursuant to this Agreement unless the majority control over the power to vote and dispose of Voting Trust Certificates held by such entity is vested in a natural person who is either a Certificate Holder or a Permitted Transferee of a Certificate Holder.  No such person vested with such control shall cease to be a Permitted Transferee for purposes of exercising such control pursuant to this Section 4.3 by reason of the death of any person.

4.4                                 Transfers.  Subject to the foregoing Sections 4.1 and 4.2, the Voting Trust Certificates shall be transferable on the books of the Trustees by the holders of record thereof in person or by a duly authorized attorney, subject to such regulations as may be established by the Trustees for that purpose, upon surrender thereof at the office of the Trustees, properly endorsed for transfer, and the Trustees may treat the holders of record thereof, or when duly endorsed in blank the bearers thereof (so long as such bearers are Permitted Transferees), as the owners of Voting Trust Certificates for all purposes whatsoever.  As a condition of making or permitting any transfer or delivery of stock certificates or Voting Trust Certificates, the Trustees may require the payment of a sum sufficient to pay or reimburse them for any stamp tax or other governmental charge in connection therewith or any other charge applicable to such transfer or delivery.

4.5                                 Transferees Bound by Agreement.  Every Permitted Transferee of Voting Trust Certificates shall, with respect thereto and by the acceptance thereof, become a party hereto with like force and effect as though an original party hereto and shall be embraced within the meaning of the term “Certificate Holder” wherever used herein; provided, however, that no such Permitted Transferee shall be required to deposit any certificates representing shares of the Company which he or she may otherwise own and which are not Subsequent Voting Trust Certificates.

4.6                                 Record Date.  The Trustees, in their discretion, may fix a record date as of which the Certificate Holders entitled to any payment or to take any action may be determined.  Any record date fixed by the Company with respect to any payment shall be deemed to have been fixed by the Trustees as the record date for the purpose of determining the Certificate Holders entitled to such payment.  Any other record date fixed by the Company shall be deemed to have been fixed by the Trustees unless the Trustees, within ten days after the fixing of such record date by the Company, fix and notify the Certificate Holders of a different record date.  The Certificate Holders at the close of business on any such record date shall be deemed to be the persons so determined.

Article V
Dividends

5.1                                 Trustees to Pass Through Cash Dividends.  Each Certificate Holder shall be entitled during the life of this Voting Trust, except as may be otherwise provided herein, to receive from time to time payments equal to the dividends payable in money, if any, received by the Trustees with respect to his or her beneficially-owned shares.

5.2                                 Direct Payment of Dividends.  The Trustees, instead of themselves receiving and disbursing dividends, may request the Company to pay the amount of any dividends upon the Trust-Held Shares to which such Trustees from time to time become entitled directly to the Certificate Holders after deducting any charges and expenses authorized herein and any income or other taxes required by law to be deducted therefrom; payments in respect of each such dividend shall be made according to their respective interests to the Certificate Holders registered as such at the close of business on the record date determined pursuant to Section 4.6; provided, however, that the Trustees may at any time or from time to time thereafter request the Company to make payment in respect of such dividends to the Trustees.

5.3                                 Hold on Dividends at Termination.  At the termination of this Agreement the Trustees may continue to hold the Trust-Held Shares represented by any Voting Trust Certificate issued and outstanding under this Agreement and any dividend received on such shares until the surrender of such Voting Trust Certificate by the holder thereof.

5.4                                 Stock Dividends, Stock Splits and Recapitalizations.  Except as provided in Section 5.5, in the event the Trustees shall receive any distribution other than cash as a result of a dividend, stock split, recapitalization or other distribution in respect of any Trust-Held Shares, the Trustees shall hold such distribution subject to this Agreement and shall issue Voting Trust Certificates, in proportion to their respective interests, to the Certificate Holders of record at the close of business on the date fixed by the Company as the record date for the determination of the shareholders entitled to receive distributions in respect of such dividend or split.  If the Trustees unanimously vote not to hold such distribution, it shall be distributed among the Certificate Holders in proportion to their respective interests.  The respective interests of the Certificate Holders to any distribution shall be determined with reference to the proportion of such distribution each Certificate Holder would have received had the Certificate Holder directly owned the securities in respect to which the distribution was made.

5.5                                 Receipt of Voting Securities of Separate Entity.  If, as the result of a merger, reorganization, spin-off, dissolution or other transaction, the Trustees receive any voting securities or property convertible into voting securities of any other entity, the  Trustees shall retain such securities and property, holding and administering such securities and property pursuant to this Agreement.  If the Trustees hold voting securities of two or more separate entities as a result of any of the transactions referred to in the preceding sentence, and if such securities or property provide the Trustees with more than ten percent (10%) of the voting power required to elect a majority of the board of directors of an entity other than the Company, the Trustees are hereby authorized and directed to create an additional trust or trusts identical to the trust created pursuant to this Agreement, having the same Trustees, such that the voting securities of each separate entity (including any property convertible into such voting securities) are held pursuant to the terms of a separate trust.  Any such additional trust must be ratified by no less than sixty-five percent (65%) in interest of the Certificate Holders who elect to exercise their right to vote pursuant to this section before becoming effective.  If such voting trust is not established, the Trustees shall distribute such securities among the Certificate Holders in proportion to their respective interests, upon payment by each Certificate Holder of a sum sufficient to reimburse the Voting Trustees for any stamp tax, other governmental charge or other expense which the Voting Trustees shall have incurred, or for which they shall have or will become liable in connection therewith.

5.6                                 Subscription Offer.

(a)                                  Manner of Exercise of Subscription Rights.  In the event any securities of the Company shall be offered for subscription with respect to Trust-Held Shares, the Trustees, promptly upon receipt of notice of such offer, shall mail a copy of such notice to each Certificate Holder with a notice of the number of shares subscribable with respect to such Certificate Holder’s beneficially-owned shares.  Upon receipt by the Trustees, within such time as shall be fixed by the Trustees prior to the last date fixed by the  Company for subscription and payment, of a request from any Certificate Holder to subscribe in his or her behalf and of the amount of money required to pay for a specified amount of such securities (not in excess of the amount of such securities subscribable in respect of such holder’s beneficially-owned shares), the Trustees shall make such subscription and payment.  Upon receiving from the Company the certificate for the securities so subscribed for, the Trustees, if such securities be Series A Common, shall hold the same under this Agreement and shall issue to such holder a Voting Trust Certificate in respect thereof; and if such securities be other securities the Trustees may by a majority vote hold such securities under this Agreement and shall issue to such holder a Voting Trust Certificate in respect thereof or may deliver the certificates for such other securities to such holder.  In the event securities of a subsidiary of the Company shall be offered for subscription to the beneficial owners of Trust-Held Shares, the receipt of any voting securities or other property convertible into voting securities of such subsidiary shall be treated as a receipt to which the provisions of Section 5.6 apply.

(b)                                 Transfer or Withdrawal of Subscription Rights.  The rights of any Certificate Holder to subscribe with respect to his or her beneficially-owned Trust-Held Shares, as provided in Subsection 5.6(a), may be transferred only in accordance with the provisions of Article IV and may be withdrawn only in accordance with provisions of Article III, except that the Trustees shall establish shorter time periods pursuant to Section 3.2 if reasonably necessary to deal with the terms of the subscription offer, and shall give reasonable notice of such change.

(c)                                  Shares Acquired Pursuant to Subscription Right of Transferee.  Any shares acquired pursuant to subscription rights described in Subsection 5.6(a) assigned to a transferee shall be held by the Trustees subject to all of the terms and conditions of this Agreement.

Article VI
Voting Rights

6.1                                 Trustees to Vote Shares.  Pursuant to the provisions hereof, the Trustees shall possess and shall be entitled to exercise all the rights and powers of owners of all of the Company shares held hereunder to vote for every purpose and to consent to any and all corporate acts of the Company.  Such rights and powers shall cease upon the actual delivery to the Certificate Holder by or on behalf of the Trustees of a certificate issued by the Company representing any Company shares held hereunder in exchange for the Certificate Holders Voting Trust Certificates.  It is expressly stipulated that no right to vote or to consent or to be consulted in respect to any such shares is created in or passes to any Certificate Holder by or under any Voting Trust Certificate, or by or under this Agreement, or by or under any other agreement, express or implied, except as provided in Sections 6.3 and 6.4.

6.2                                 Classes of Securities to be Voted as a Unit.  Except as provided in Sections 6.3 and 6.4, the Trustees shall vote the shares of Series A Common held by them or take any other action with respect to such shares of Series A Common as a unit in accordance with the determination of the majority vote of the Trustees, and shall similarly vote the shares of Common held by them as a unit and the shares of Special Common held by them as a unit.

6.3                                 Failure to Achieve a Majority.  Except as otherwise provided in Section 6.4, in the event of the failure of the Trustees to achieve a majority vote with respect to the exercise of the right to vote the Series A Common on any proposal, the Trustees shall promptly notify all Certificate Holders of record and the Trustees shall vote all shares of Series A Common held hereunder with respect to each such proposal as more than fifty percent (50%) in interest of the Certificate Holders who elect to exercise their right to vote pursuant to this Section 6.3 shall direct in writing.  Similarly, with respect to the Company’s classes of Common and Special Common, in the event of the failure of the Trustees to achieve a majority vote with respect to the exercise of the right to vote the Common or Special Common on any proposal, the Trustees shall promptly notify all Certificate Holders of record and the Trustees shall vote all shares of each such class held hereunder with respect to each such proposal as more than fifty percent (50%) in interest of the Certificate Holders with respect to each such class who elect to exercise their right to vote pursuant to this Section 6.3 shall direct in writing.

6.4                                 Certain Transactions to Require Joint Consent of Trustees and Certificate Holders.

(a)                                  Joint Consent Required.  Upon any proposal:

(i)                                     for the sale of Trust-held Shares by the Trustees;

(ii)                                  submitted for shareholder approval for:

(1)                                  the merger or consolidation of the Company with or into any other corporation, or the merger or consolidation of any other corporation with or into the Company;

(2)                                  the sale, lease, exchange, mortgage or pledge of all, or substantially all, the property and assets of the Company;

(3)                                  the sale, exchange or other disposition of a significant subsidiary of the Company or of the voting control of such subsidiary (meaning, for purposes of this Section 6.4, a subsidiary whose fair market value, as estimated in the reasonable judgment of the Trustees, equals or exceeds twenty-five percent (25%) of the fair market value of the Company and all of its subsidiaries, similarly determined);

(4)                                  the merger or consolidation of a significant subsidiary of the Company with or into any other corporation, or the merger or consolidation of any other corporation with or into a significant subsidiary of the Company in a transaction which would leave the Company with fifty percent (50%) or less of the voting power of such significant subsidiary;

(5)                                  the sale, lease, exchange, mortgage or pledge of all, or substantially all, the property and assets of a significant subsidiary of the Company;

(6)                                  the dissolution, winding up or liquidation of the Company or its business or of a significant subsidiary of the Company or of its business;

(7)                                  the amendment of the Company’s Articles of Incorporation; or

(8)                                  the issuance of any securities having voting rights superior to those of Special Common Shares;

(iii)                               for any other transaction not previously described in this Section 6.4 which would be deemed a change of control under the rules and regulations of either the Securities and Exchange Commission or the Federal Communications Commission; the Trustees shall promptly notify all Certificate Holders and the Trustees shall not approve or implement any such action and shall not vote any Trust-held Shares, as applicable, in favor of any such proposal unless the Trustees receive written direction in favor of the proposal from no less than seventy-five percent (75%) in interest of the Certificate Holders of record, and a majority of the Trustees concur at a meeting of the Trustees.  In the absence of both conditions (1) and (2) being satisfied, the Trustees shall, as the case may be, refrain from the sale of shares of Series A Common, vote against any proposal which would have the effect of approving any transaction described in Subsections 6.4(a)(ii)(1) through (8), or shall refrain from approving or implementing any proposal described in Subsection 6.4(a)(iii); provided, however, that the rights of each dissenting Certificate Holder shall be safeguarded as provided in Subsection 6.4(b).

(b)                                 Dissenting Certificate Holders.  With respect to any Certificate Holder who files a written direction opposing a proposal referred to in Subsection 6.4(a) (a “dissenting Certificate Holder”):

(i)                                     no Trust-held Shares beneficially owned by such dissenting Certificate Holder shall be sold without the express written consent of such Certificate Holder.  If all Trust-held Shares of any class except those beneficially owned by dissenting Certificate Holders are being sold, the Trustees shall distribute the shares not being sold to such dissenting Certificate Holders on the date the balance of such shares are sold in proportion to their interests;

(ii)                                  in the event of a transaction in which the law of the state of incorporation of the Company grants a dissenting shareholder appraisal rights, the Trustees shall, in accordance with and to the extent permitted by law, take such reasonable steps as are directed in writing by each dissenting Certificate Holder to perfect such dissenting Certificate Holder’s appraisal rights with respect to his or her beneficially-owned Trust-held Shares, the costs of which shall be borne by each such dissenting Certificate Holder in accordance with the reasonable allocation of such cost by the Trustees.  To the extent the Trustees are not legally permitted to fully perfect such rights, the Trustees shall distribute such shares to their beneficial owners so that they may individually take the necessary steps to perfect such rights.

(c)                                  Provisions Governing Sale of Trust-held Shares.  Notwithstanding any provision of this Agreement to the contrary, with respect to the sale of Trust-held Shares pursuant to this Agreement;

(i)                                     no such sale shall be made by the Trustees unless the proceeds of such sale shall benefit all of the non-dissenting Certificate Holders proportionately to their beneficial ownership of each class of Trust-held Shares hereunder;

(ii)                                  no Trustee shall negotiate or consider any offer with respect to such sale without notice to all Trustees;

(iii)                               except with the consent of a majority vote of the Trustees, no Trustee shall enter into any arrangement which commits the Trustee to vote either in his or her capacity as a Trustee or as a Certificate Holder in any specific manner; and

(iv)                              the Trustees shall give reasonable consideration to any offer to purchase all or a portion of such shares which may be made by any one or more Certificate Holders representing five percent (5%) or more in interest hereunder, provided that the Trustees shall not be required to give any additional notice to such Certificate Holders other than the notice required pursuant to Subsection 6.4(a), nor shall the Trustees be required to grant any additional time to such Certificate Holders in which to present such offer.

6.5                                 Voting Rights of Certificate Holders.

(a)                                  Exercise of Voting Rights.  The voting rights available to any Certificate Holder pursuant to Sections 6.3, 6.4 or 7.3:

(i)                                     may be exercised in person;

(ii)                                  may be exercised by proxy, provided that the holder of such proxy must be another Certificate Holder or the Permitted Transferee of any Certificate Holder and provided the proxy is executed within one year before the date on which it is exercised;

(iii)                               may be exercised by written ballot with respect to any matter placed before the Certificate Holders in a proxy statement or other written notice from the Trustees, in such form and subject to such time limits as the Trustees may reasonably require;

(iv)                              may be assigned to a voting trust as provided in Subsection 4.2(a)(iii); provided that each voting trustee thereof shall be a Certificate Holder or the Permitted Transferee of a Certificate Holder.

(b)                                 Calculation of Percent in Interest.  Whenever a percentage in interest of the Certificate Holders is required with respect to any matter, it shall mean that percentage of the votes of all Certificate Holders eligible to vote after giving effect to the provisions of Section 4.3, except as otherwise provided for purposes of Sections 5.5 and 6.3 (which latter sections base the percentage required on the percentage of votes actually cast by Certificate Holders who elect to exercise their right to vote);

(c)                                  Calculation of Number of Votes.  For purposes of Section 6.5(b), a Certificate Holder may cast one vote for each vote to which his or her beneficially-owned shares of Series A Common is entitled with respect to the Company’s affairs.  For purposes of the last sentence of Section 6.3 only, a Certificate Holder may cast one vote for each vote to which his or her beneficially-owned shares of Common or Special Common (as the case may be) is entitled with respect to the Company’s affairs.

Article VII
The Trustees

7.1                                 Meetings and Procedures.

(a)                                  Annual Meetings.  The Trustees shall meet annually on the first Saturday in April in Chicago, Illinois, or at such other time and place as they may otherwise determine, with such reasonable notice as their rules may provide, including notice to all Certificate Holders who shall be invited to attend each such annual meeting.

(b)                                 Other Meetings of the Trustees.  In addition to the annual meetings, the Trustees may meet at such time and place as they may determine, with such reasonable notice as their rules may provide (and such rules shall provide that any two Trustees may call such a meeting).

(c)                                  Meeting Procedures.  Except for actions required of the Trustees pursuant to Subsection 6.4(a), the Trustees may act without a meeting by a writing embodying their action executed by that number of Trustees holding the votes necessary to approve such action if there had been a meeting, with notice to each Trustee not executing such writing.  The Trustees shall adopt their own rules of procedure.  At any meeting of the Trustees any Trustee may vote in person or by proxy given to any other Trustee, and any Trustee may give powers of attorney to any other Trustee to sign any instrument expressing the actions of the Trustees.  Trustees may participate in any meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.  The Trustees may vote by proxy at any meeting of the Company, if they so elect, provided that such proxy be signed a majority in number of the Trustees.

(d)                                 Special Meetings.  Special meetings of the Certificate Holders and the Trustees, for any purpose or purposes, may be called by any two Trustees.  Written notice of a special meeting, stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called, signed by two or more Trustees, shall be given not less than ten nor more than sixty days before the date of the meeting to each Certificate Holder entitled to vote at such meeting, with an information copy to any Certificate Holder not entitled to vote at the meeting by reason of the provisions of Section 4.3.

7.2                                 Voting of Trustees.

(a)                                  Trustees’ Voting Power.  All Trustees acting hereunder shall have one vote.

(b)                                 Number of Votes Required.  A majority vote shall require the affirmative vote by a majority in number of the Trustees.  A unanimous vote shall require the affirmative vote by all of the Trustees.  Any action requiring the approval of the Trustees for which no reference is made to either of the aforesaid voting requirements shall require a majority vote.  The number of votes required shall not be reduced by reason of the temporary vacancy of any trusteeship or by the failure of any Trustee to be present at a meeting of the Trustees either in person or by proxy.

(c)                                  Effect of Failure to Achieve Required Majority.  In the event of the failure of the Trustees to achieve the required number of votes as to any proposal not described in Section 6.3 (i.e., a proposal not involving the right to vote the Trust-held Shares), such proposal shall fail.

(d)                                 Authority of Acting and Successor Trustees.  Pending the election of a successor Trustee to fill any vacancy, the Trustees then acting shall possess and may exercise all the day-to-day routine administrative powers of the Trustees hereunder, and may take any action requiring a majority vote of the Trustees with the requisite number of votes, but may take no actions requiring a unanimous vote.

7.3                                 Election of Trustees.

(a)                                  Terms of Office.  The Trustees named or elected hereunder shall serve five-year terms of offices, as follows:

Current term:	July 1, 2004 - June 30, 2009
Next term:	July 1, 2009 - June 30, 2014
Next term:	July 1, 2014 - June 30, 2019

Next term:	July 1, 2019 - June 30, 2024
Next term:	July 1, 2024 - June 30, 2029
Next term:	July 1, 2029 - June 30, 2034
Final term:	July 1, 2034 - June 30, 2035

(b)                                 Regular Election.  No less than sixty days prior to the expiration of a term of office, the Trustees shall hold an election among the Certificate Holders to elect a new slate of Trustees.  Each Certificate Holder shall have the right to vote, in person or by proxy, the number of votes he or she beneficially holds for as many persons as there are Trustees to be elected, or to accumulate such votes and give one candidate up to that number of votes determined by multiplying the number of Trustees to be elected by the number of shares of Series A Common he or she beneficially owns, or to distribute such votes on the same principal among as many candidates as such Certificate Holder shall think fit.  The candidates receiving the highest number of votes up to the total number of Trustees to be elected shall be elected.

(c)                                  Special Election.  If one or more vacancies should occur during a term by reason of death, disability, resignation or removal, the Trustees shall, within sixty days of any vacancy, promptly hold a separate special election to elect  each successor Trustee to complete the remainder of a term.  Only those Voting Trust Certificates with respect to which votes were cast in favor of the Trustee who has died, become disabled, resigned or been removed may be cast with respect to the election of the successor Trustee.  If the Trustee who has died, become disabled, resigned or been removed is a Trustee as of the effective date of this amendment and restatement, only those Voting Trust Certificates deposited by or otherwise held hereunder for such Trustee, either in his or her personal or fiduciary capacity, may be cast with respect to the election of the successor Trustee, including any such Voting Trust Certificates then held by a Permitted Transferee who, even after the application of Section 4.3, is entitled to vote hereunder.  The identification of those Voting Trust Certificates shall be made by the Trustees as they may reasonably determine.

(d)                                 Successor Trustees.  Any successor Trustee elected hereunder shall be a natural person who is a Certificate Holder or a Permitted Transferee of a Certificate Holder.

(e)                                  Terms Following Renewal.  Should this trust be renewed pursuant to Section 8.6, the Trustees serving at the conclusion of the last term shall serve until the first to occur of the new termination date and June 30, 2039.  Any subsequent terms shall be for five years, until the new termination date.

7.4                                 Removal of Trustees.  Any Trustee may be removed at any time by an instrument signed by no less than eighty-five percent (85%) in interest of the Certificate Holders of record and delivered to the Trustees, such removal to occur upon receipt of such instrument.  Any Trustee shall be automatically removed at such time as the remaining Trustees shall have knowledge of any law or regulation to which the Company or this trust is subject which, because of the Trustee’s status as an alien, because of the Trustee’s criminal record, or because of the Trustee’s other conduct, the Company would be denied the right to provide a material service which it could have otherwise provided consistent with its normal business practices.  Upon the removal of any Trustee, the remaining Trustees shall, within sixty days, hold an election as provided in Section 7.3.

7.5                                 Resignation of Trustees.  Any of the Trustees may at any time resign, and thereby be relieved of all future obligations to act hereunder, by mailing his or her resignation to the Certificate Holders at their respective addresses appearing on the Trustees’ records.  Such resignation shall be deemed effective immediately upon its being mailed.

7.6                                 Change of Control.  Any change of Trustees hereunder which constitutes a change of control which requires prior Federal Communications Commission approval shall not be effective until such approval is obtained.

7.7                                 Reimbursement of Expenses.  The Trustees may employ counsel or a depositary and incur other indebtedness or expenses deemed necessary by them for the proper discharge of their duties.  In the discretion of the Trustees, by a majority vote, any such expenses or discharge of indebtedness may be invoiced among all Certificate Holders holding certificates representing 15,000 (as adjusted by Section 8.1) or more shares of Series A Common, to be paid by such Certificate Holders in proportion to their respective beneficial ownership of Series A Common.  To the extent any such invoice is not paid within sixty days, the Trustees shall be entitled to deduct any such amount from the dividends received or receivable by the Trustees with respect to the shares of Series A Common beneficially owned by the non-paying Certificate Holder before paying or causing such dividends to be paid to such Certificate Holder.

7.8                                 Other Relationships Between Trustees and Company.  Any Trustee shall be permitted to be, at the same time, an officer, director, consultant, agent, or employee of the Company or of any affiliate of the Company, and shall be permitted to be or become pecuniarily interested in his or her personal capacity, either directly or indirectly, in any matter or transaction to which the Company or any affiliate may be a party or in which the Company or any affiliate may be concerned to the same extent as though he or she were not a Trustee.  Any Trustee shall be permitted to receive compensation, of whatever character, as is provided by their existing contracts, if any, with the Company or its affiliates, with complete propriety and without disqualifying themselves to act as Trustees hereunder; and upon the expiration of the existing contracts, if any, with the Trustees, or sooner by mutual agreement, the Company or its affiliates and such Trustees shall be permitted to enter into new contracts which may change their compensation.

7.9                                 Trustees May be Shareholders, Certificate Holders and May Acquire and Dispose of Shares.  Any Trustee shall be permitted, for his or her personal account or otherwise, subject to all the terms and conditions of this Agreement, to either acquire from or sell to the Company or any shareholder shares of stock or other securities of the Company or Voting Trust Certificates to the same extent as though he or she were not a  Trustee.  Any Trustee shall be entitled to exercise all rights and options conferred upon Certificate Holders under this Agreement to the same extent as though he or she were not a Trustee.

7.10                           Compensation of Trustees.  The Trustees shall not be entitled to compensation for their services as Trustees hereunder.

7.11                           Limitation of Liability.  In voting or giving directions for voting the Trust-held Shares or in exercising any consent with respect thereto, the Trustees shall exercise their best judgment, from time to time, to select suitable directors and in voting or giving directions for voting and acting on other matters for shareholders’ action; provided, however, that the Trustees assume no responsibility in respect of any such action or other action taken by them or taken pursuant to their consent thereto, or pursuant to their votes, and no Trustee shall incur or be under any liability as the holder of securities of the Company in his or her capacity as Trustee, by reason of any error of law or any error in the construction of this Agreement or of any matter or thing done or suggested or omitted to be done pursuant to this Agreement, except for his or her wilful misconduct.  No bond shall be required of any Trustee for the performance of his or her services as such.

Article VIII
General Provisions

8.1                                 Adjustment for Stock Splits.  Wherever under this Agreement a provision sets a limitation or requirement of an amount of shares of any class of security, such number shall be adjusted from time to time as necessary to take into account any stock splits, stock dividends, issuance of other voting stock, and other changes in the capital structure of the Company occurring after the date on which the currently contemplated stock dividend of one share of Special Common for each share of Series A Common is made (which is expected to be May 13, 2005), so that such adjusted number bears the same proportion to the voting power of such class of security held by this trust following such capital change as the number immediately prior to adjustment bore to the voting power of such class held by this trust immediately prior to such capital change.

8.2                                 Scope of Agreement.  This Agreement and all covenants herein contained shall inure to the benefit of and be binding upon the parties hereto, their heirs, executors, administrators, successors and assigns.

8.3                                 Notices.  Any notice required to be given under this Agreement shall be deemed to have been given and received if actually received, such as by telephone, telecopier, electronic mail, telegram, hand delivery, or other means, and the giver has reasonable evidence or acknowledgment of its receipt.  Notice shall also be deemed to have been given if deposited in the United States mail, postage prepaid, in which case it shall be deemed to have been received on the third business day after the date of such deposit, or if deposited with a commercial or government overnight carrier, in which case it shall be deemed to be received the first business day after the date of such deposit.

(a)                                  Address of Certificate Holder.  In the case of a Certificate Holder, such notice shall be addressed to such Certificate Holder at his or her last address appearing on the records of the Trustees.

(b)                                 Addresses of Trustees.  In the case of a notice to the Trustees by a Certificate Holder, such notice shall be given to each of the Trustees, addressed to each Trustee at his or her address of record, as set forth at the end of this Agreement or as it may be changed from time to time by written notice to all such holders;

(c)                                  Trustee to Trustee Notice.  In the case of a notice to a Trustee by another Trustee, notice shall be addressed to the Trustee at his or her address of record, as set forth at the end of this Agreement or as may be changed from time to time by written notice to the remaining Trustees.

The Trustees shall use their best efforts to transmit to the Certificate Holders, or to cause the Company to transmit, all information sent by the Company to the holders of Trust-held Shares.

8.4                                 Reliance by Trustee.  The Trustees shall be conclusively entitled to rely upon any notice or statement received by them from the Company or the holders of record of Voting Trust Certificates and believed by them in good faith to be genuine and shall act and shall be fully protected in acting in accordance therewith.

8.5                                 Amendment of Agreement.  This Agreement and the Certificates issued hereunder may be amended upon the consent in writing of a unanimous vote of the Trustees and no less than ninety percent (90%) in interest of the Certificate Holders of record; provided, however, that no amendment which shall have the effect of extending the time for termination of this Voting Trust Agreement  shall be made without the consent in writing of all of the Certificate Holders.

8.6                                 Termination.  The trust created hereunder was effective as of June 30, 1989, and this Agreement and the trust created hereunder shall remain in full force and effect through June 30, 2035, unless sooner terminated as herein provided.  This

Agreement and the trust created hereunder may be terminated at any time with the consent in writing of all of the Trustees and by no less than seventy-five percent (75%) in interest of the Certificate Holders of record.

8.7                                 Renewal.  Not earlier than January 1, 2035, nor later than March 31, 2035, the Trustees shall notify all Certificate Holders of their right to withdraw their Trust-held Shares upon termination of the trust on June 30, 2035, without regard to the provisions of Article III.  All Certificate Holders shall have until May 15, 2035, to notify the Trustees of their preliminary intent to withdraw upon termination.  The Trustees shall notify all Certificate Holders in writing before May 31, 2035, as to which Certificate Holders have presented such notice.  The Certificate Holders shall notify the Trustees of their final election to withdraw upon termination on or before June 30, 2035.  Each Certificate Holder shall be eligible to make a final election to withdraw irrespective of whether or not he or she notified the Trustees of a preliminary intent to withdraw.  If, as of the close of business on June 30, 2035, fifty percent (50%) or less in interest of the Certificate Holders have elected to withdraw, this trust shall be automatically renewed for an additional term of the lesser of thirty-three (33) years or the maximum number of years permitted by controlling law.  If more than fifty percent (50%) in interest of the Certificate Holders have elected to withdraw, a majority vote of the Trustees shall be required to renew the trust.  If the trust is renewed, it shall be renewed only with respect to those Certificate Holders not electing to withdraw.  This renewal provision shall be equally applicable at the end of each succeeding renewal term of thirty-three (33) years, with appropriate changes in dates to reflect the new termination date.  Notwithstanding that certain voting trust certificates presently state that the holders will be entitled to receive shares of Series A Common on June 30, 2009, or on the earlier termination of the Agreement, such holders shall be entitled to receive shares of Series A Common upon the termination of the Agreement whenever that termination shall occur.

8.8                                 De Minimis Holdings.  The Trustees may, in their discretion, distribute to any Certificate Holder who beneficially owns less than 300 (as adjusted by Section 8.1) shares of Series A Common the shares of Series A Common then held by the Trustees for the benefit of such Certificate Holder, which distribution shall not be subject to the provisions of Article III.

8.9                                 Severability of Provisions.  The invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity of the remainder hereof.

8.10                           Interpretation.

(a)                                  Trustee.  The term “Trustee” or “Trustees” wherever used herein means the person or persons from time to time acting in such capacity pursuant to the provisions of this Agreement.

(b)                                 Hereunder.  Whenever the word “hereunder” is used in this instrument, it shall refer to the entire instrument, not merely to the article, section or subsection in which it appears.

(c)                                  Business Day.  A “business day” shall be any day on which the exchange constituting the primary marketplace for the Company’s shares of Common and/or Special Common is open for business or, if such shares are not listed for trading on an exchange, any day on which the New York Stock Exchange, or any successor exchange, is open for business.

(d)                                 Gender and Number.  As the context permits, the gender and number of words may be interchanged.

(e)                                  Headings.  The headings used herein are for convenience only, are not part of the article, section or subsection to which they relate, and are not to be used in construing the legal intent of this instrument.

8.11                           Controlling Law.  All questions concerning the validity and administration of this Agreement and the trust created hereunder shall be determined under the law of the State of Delaware, except that the Trustees may, in their discretion, elect to change the law to be so used to that of the state in which the Company is incorporated as such state may change from time to time, upon notice to the Certificate Holders.  This Agreement shall be subject to the applicable rules and regulations of the Federal Communications Commission.

8.12                           Construction of Agreement.  All questions concerning the interpretation or construction of this Agreement shall be determined by a majority vote of the Trustees, whose decision shall be final and binding on all parties.

8.13                           Multiple Counterparts.  This Agreement may be executed by the parties herein, or any of them, in any number of counterparts, with the same force and effect as if they had all executed the same instrument.

8.14                           Entire Agreement.  This Agreement (including the exhibits attached hereto) contains the entire understanding among the parties hereto with respect to the subject matter hereof, and no representation, warranty, covenant or condition other than those expressly set forth herein shall be of any force or effect.

* * * * *

Signature Pages to Voting Trust Agreement dated June 30, 1989.

IN WITNESS WHEREOF, the Trustees have each approved this Agreement by casting two votes each under the terms of the Agreement prior to this amendment, as of the day and year first above written, thus achieving an eight-vote majority.

Trustees:

Walter C. D. Carlson 1041 Judson Evanston, Illinois 60202 Home telephone: 312-864-6869 Office telephone: 312-853-7734

Letitia G. C. Carlson 7604 Fairfax Road Bethesda, Maryland 20814 Home telephone: 301-652-4421

LeRoy T. Carlson, Jr. 1260 N. Astor Street, No. 6 Chicago, Illinois 60610 Home telephone: 312-266-7811 Office telephone: 312-630-1900

Prudence E. Carlson 10 White Street 3rd Floor New York, New York 10013 Home telephone: 212-964-4155

Signatures of Depositing Shareholders	Date of Execution	No. of Deposited Shares of Series A Common in Certificate Form	No. of Deposited shares of Series A Common in Dividend Reinvestment Plan

95
Arthur I. Anderson

7,902
Arthur Anderson, custodian for Jacob Anderson

7,452
Arthur Anderson, custodian for Samuel Keith Anderson

5,603
Arthur Anderson, custodian for Melissa Katherine Anderson

4,882
Eric Anderson

190
Kendrick D. Anderson

7,088
Kendrick Anderson, custodian for Jill Anderson

7,242
Kendrick Anderson, custodian for Eve Anderson

		305.300
Richard Beckett

		271.395
Scott Bosma and Nancy Bosma

	26,654	6,056.938
LeRoy T. Carlson

	172,270	2,664.684
LeRoy T. Carlson, Jr.

	4,759	491.370
LeRoy T. Carlson, Jr., custodian for Leo P.M. Carlson

		4,998.375
LeRoy T. Carlson, Jr., trustee for Amanda L. Carlson

		4,998.375
LeRoy T, Carlson, Jr., trustee for Greta M. Carlson

	9,882	1,516.022
LeRoy T. Carlson, Jr., custodian for Anthony J.M. Carlson

		4,998.375
LeRoy T. Carlson, Jr., trustee for Linnea F. Carlson

	1,047,888.33	8,399.156
Letitia G. Carlson

	28,315	1,312.570
Letitia Carlson, custodian for Elizabeth Williamina Carlson Himwich

	25,224	1,082.579
Letitia Carlson, custodian for Neil Axel Carlson Himwich

	26,369	1,142.562
Letitia Carlson, custodian for Zoe M.C. Himwich

	151,272	36,009.964
Margaret D. Carlson

	25,000	1,141.381
Prudence Carlson, custodian for Ida Astrid Dorothea Beckett

	1,021,175.33	70,694.958
Walter C. D. Carlson

	29,534	1,590.178
Walter C. D. Carlson, custodian for Linnea Faith deHoyos Carlson

	31,049	1,342.575
Walter C. D. Carlson, custodian for Greta Marion deHoyos Carlson

	40,672	2,064.690
Walter C. D. Carlson, custodian for Amanda Liv deHoyos Carlson

	1,004,248.34	278.138
Chinkapin Limited Partnership

	7,770
Debora M. deHoyos

	5,423	72.456
William Edwin Himwich

		2,719.950
William E. Himwich, trustee, Zoe M.C. Himwich 1997 Trust #2

	502	3,812.144
William E. Himwich, trustee, E. Williamina Carlson Himwich Trust 12/11/94

		1,542.984
William E. Himwich, trustee, Neil A.C. Himwich 2000 trust Dated 12/26/00

	5,177
Dorothea A. Hopkins

	30,072
Graham Johnson & Sharon Johnson

	2,583
Maria Lundin

	1,328
Maria Lundin, custodian for Christopher George

	414
Maria Lundin, custodian for Amanda Josefina George

	7,856
Dagmar Maldonado, as Executor of the Estate of Yvonne M. Carlson, deceased

	2,515	95.256
Dagmar Maldonado, custodian for Adam Maldonado

	1,280	11.054
Nicole Lee Maldonado

	669,997	11,420.099
Milburn Limited Partnership

	7,957	1,052.792
Catherine Mouly

	25,000	6,209.265
Catherine Mouly, custodian for Leo P.M. Carlson

	27,825	7,482.605
Catherine Mouly, custodian for Anthony J.M. Carlson

	352	2,360.719
Melissa A. Mouly

		293.327
Melissa Mouly, custodian for Juliet Clare di Teresa

	1,047	47.861
Raymond Mouly and Ruth Mouly

	67	217.367
Donald C. Nebergall Trust

	332,340	18,363.304
Donald C. Nebergall trustee ‘72 Trust

	82,947	4,598.608
Donald C. Nebergall trustee ‘76 Trust

	1,324	24.258
Robert W. Nebergall, custodian for Bartholomew W.C. Nebergall

	1,324	24.258
Robert W. Nebergall, custodian for Nathan R.B. Nebergall

		796.581
Robert W. Nebergall Trust

	383	25.854
Margaret M. Schlangen

	862,693
Tramontane Limited Partnership

	9,000	351.726
Byron Wertz, custodian for Joseph E. Wertz

	8,999	351.726
Byron Wertz, custodian for Allison M. Wertz

	5,413	360.983
Byron A. Wertz Trust dated 11/21/97

	10,200	1,262.768
Byron Wertz, trustee Amanda L. deHoyos Carlson

	10,200	1,262.768
Byron Wertz, trustee for Leo P.M. Carlson

	10,200	1,262.768
Byron Wertz, trustee for Anthony J.M. Carlson

	10,200	1,262.768
Byron Wertz, trustee Greta M. deHoyos Carlson

	2,197
Florence Wertz

	9,775
Florence Wertz and John E. Wertz ‘81 Trust

	4,095	14.017
John Alan Wertz

	5,419	218.972
Kristin Wertz

Exhibit A to Voting Trust Agreement dated as of June 30, 1989

VOTING TRUST CERTIFICATE

No.
Shares of Special Common

TELEPHONE AND DATA SYSTEMS, INC.
Incorporated under the Laws of the State of Delaware

THIS IS TO CERTIFY THAT, subject to the provisions hereof and of the Voting Trust Agreement hereinafter mentioned, on the surrender hereof, properly endorsed, will be entitled to receive on June 30, 2035, or on the earlier termination of the Voting Trust Agreement, as therein provided, a stock certificate, expressed to be full-paid and non-assessable, for shares of Series A Common, represented by this Certificate, of Telephone and Data Systems, Inc. (the “Company”), a corporation organized and existing under the laws of the State of Delaware, or its successor.  In the event of a withdrawal of shares of Common or Special Common with respect to Series A Common by the holder of this Certificate pursuant to a Withdrawal Request as contemplated by Article III of the Voting Trust Agreement, he or she will be entitled to receive a stock certificate for the shares of Common or Special Common so withdrawn under the terms and conditions set forth in Article III, or cash or a stock certificate for shares of Common or Special Common to the extent the shares of Series A Common are acquired pursuant to the option available to certain participants in the Voting Trust Agreement.  In the meantime, subject to the provisions of the Voting Trust Agreement, the holder of this Certificate is entitled to receive payments equal and of like character to the dividends, if any, received by the Trustees upon the number of shares of Series A Common held by the Trustees for such holder, less such charges and expenses as are authorized by the Voting Trust Agreement to be deducted therefrom and less any income or other taxes required by law to be deducted therefrom; provided, however, such dividends, if received by the Trustees in the form of stock, shall be payable in Voting Trust Certificates for such stock.  If the Trustees shall exercise on behalf of the holder of this Certificate any right to subscribe to shares of Series A Common, in accordance with the provisions of the Voting Trust Agreement, the Trustees shall issue Voting Trust Certificates in respect thereof.

Until actual delivery of the stock certificates called for hereby following the termination of the Voting Trust Agreement (or in the case of shares of Common or Special Common properly withdrawn pursuant to a Withdrawal Request until actual delivery of the stock certificates for such withdrawn shares), the Trustees, upon the terms and subject to the provisions stated in the Voting Trust Agreement, shall possess and shall be entitled to exercise all rights and powers of the owners of such Series A Common to vote for every purpose and to consent to any and all corporate acts of the Company, except as such right is expressly limited by the terms of the Voting Trust Agreement; it being expressly stipulated that except as expressly provided in the Voting Trust Agreement, no right to vote such Series A Common and no right to  consent or be consulted in respect of such Series A Common is created or passes to any holder of this Certificate by or under this Certificate or by or under any agreement express or implied.

This Certificate is issued under and pursuant to, and the rights of each successive holder hereof are subject to and limited by, the terms and provisions of a certain Voting Trust Agreement, dated as of the June 30, 1989, between certain owners of Company shares and the Trustees, and as restated in its entirety as of April 22, 2005 (herein referred to, and as it may be further amended from time to time, the “Voting Trust Agreement”), one copy of which is on file with Walter C. D. Carlson, or any other successor Trustee acting in his place.  Each holder of this Certificate by the acceptance hereof assents and agrees to be bound by all the provisions of the Voting Trust Agreement.

This Certificate is not transferable whether by sale, assignment, gift, bequest, appointment or otherwise by the holder of record hereof except as provided in Article III or Article IV of the Voting Trust Agreement, subject to such regulations as may be established by the Trustees for that purpose, upon surrender hereof at the office of the Trustees, properly endorsed for transfer, and the Trustees may treat the holder of record hereof as the owner of this Certificate for all purposes.  Any attempted transfer of this Certificate which is not permitted pursuant to the provisions of Article IV shall be void.  Every transferee of this Certificate shall by the acceptance hereof become subject to the provisions of this Voting Trust Agreement.

Anyone who acquires this Certificate for value (other than pursuant to the Company’s dividend reinvestment plan) represents that he or she is acquiring this Certificate for his or her own personal account and not with a view to the transfer of this Certificate or of the shares of Series A Common represented by this Certificate to anyone other than a Permitted Transferee (as defined in Article IV of the Voting Trust Agreement).

As a condition of making or permitting any transfer or delivery of stock certificates or Voting Trust Certificates, the Trustees may require the payment of a sum sufficient to pay or reimburse them for any stamp tax or other governmental charge in connection therewith, or any other charges applicable to such transfer or delivery.

The Voting Trust Agreement and this Certificate may be amended at any time and from time to time in the manner therein provided by the Trustees with the consent in writing of all of the Trustees and by not less than ninety percent (90%) in interest of the holders of record of the then outstanding Voting Trust Certificates issued with respect to Series A Common, as provided in Section 6.5 of the Voting Trust Agreement; provided, however, that no amendment which shall have the effect of extending the time for termination of the Voting Trust Agreement shall be made without the consent in writing of all of such participants.  The Voting Trust Agreement and the trust created thereunder may be terminated at any time with the consent in writing of all of the Trustees and by not less than seventy-five percent (75%) in interest of the holders of record of the then outstanding Voting Trust Certificates issued with respect to Series A Common, as provided in Section 6.5 of the Voting Trust Agreement.

The Voting Trust Agreement may be renewed for additional terms with respect to the holder of this Certificate unless such holder notifies the Trustees prior to June 30,

2035 (in response to a required notice from the Trustees), of his or her election to withdraw.

IN WITNESS WHEREOF, the Trustees have executed this Certificate by affixing their hands this          day of                    , 20      .

Walter C. D. Carlson

Letitia G. C. Carlson

LeRoy T. Carlson, Jr.

Prudence E. Carlson

(FORM OF ASSIGNMENT FOR REVERSE SIDE OF
VOTING TRUST CERTIFICATE)

FOR VALUE RECEIVED,                                                   hereby sells, assigns and transfers unto                                                   the within Certificate and all rights and interests thereby and does hereby irrevocably constitute and appoint                                                   attorney to transfer such certificate on the books of the Trustees under the Voting Trust Agreement within referred to, with full power of substitution in the premises.

Dated:

In the presence of:

Exhibit B to Voting Trust Agreement dated as of June 30, 1989

VOTING TRUST CERTIFICATE

No.
Shares of Special Common

TELEPHONE AND DATA SYSTEMS, INC.
Incorporated under the Laws of the State of Delaware

THIS IS TO CERTIFY THAT, subject to the provisions hereof and of the Voting Trust Agreement hereinafter mentioned, on the surrender hereof, properly endorsed, will be entitled to receive on June 30, 2035, or on the earlier termination of the Voting Trust Agreement, as therein provided, a stock certificate, expressed to be full-paid and non-assessable, for shares of Special Common, represented by this Certificate, of Telephone and Data Systems, Inc. (the “Company”), a corporation organized and existing under the laws of the State of Delaware, or its successor.  In the event of a withdrawal of shares of Special Common by the holder of this Certificate pursuant to a Withdrawal Request as contemplated by Article III of the Voting Trust Agreement, he or she will be entitled to receive a stock certificate for the shares of Special Common so withdrawn under the terms and conditions set forth in Article III.  In the meantime, subject to the provisions of the Voting Trust Agreement, the holder of this Certificate is entitled to receive payments equal and of like character to the dividends, if any, received by the Trustees upon the number of shares of Special Common held by the Trustees for such holder, less such charges and expenses as are authorized by the Voting Trust Agreement to be deducted therefrom and less any income or other taxes required by law to be deducted therefrom; provided, however, such dividends, if received by the Trustees in the form of stock, shall be payable in Voting Trust Certificates for such stock.  If the Trustees shall exercise on behalf of the holder of this Certificate any right to subscribe to shares of Special Common, in accordance with the provisions of the Voting Trust Agreement, the Trustees shall issue Voting Trust Certificates in respect thereof.

Until actual delivery of the stock certificates called for hereby following the termination of the Voting Trust Agreement (or in the case of shares of Special Common properly withdrawn pursuant to a Withdrawal Request until actual delivery of the stock certificates for such withdrawn shares), the Trustees, upon the terms and subject to the provisions stated in the Voting Trust Agreement, shall possess and shall be entitled to exercise all rights and powers of the owners of such Special Common to vote for every purpose and to consent to any and all corporate acts of the Company, except as such right is expressly limited by the terms of the Voting Trust Agreement; it being expressly stipulated that except as expressly provided in the Voting Trust Agreement, no right to vote such Special Common and no right to  consent or be consulted in respect of such Special Common is created or passes to any holder of this Certificate by or under this Certificate or by or under any agreement express or implied.

This Certificate is issued under and pursuant to, and the rights of each successive holder hereof are subject to and limited by, the terms and provisions of a certain Voting Trust Agreement, dated as of the June 30, 1989, between certain owners of Company shares and the Trustees, and as restated in its entirety as of April 22, 2005 (herein referred to, and as it may be further amended from time to time, the “Voting Trust Agreement”), one copy of which is on file with Walter C. D. Carlson, or any other successor Trustee acting in his place.  Each holder of this Certificate by the acceptance hereof assents and agrees to be bound by all the provisions of the Voting Trust Agreement.

This Certificate is not transferable whether by sale, assignment, gift, bequest, appointment or otherwise by the holder of record hereof except as provided in Article III or Article IV of the Voting Trust Agreement, subject to such regulations as may be established by the Trustees for that purpose, upon surrender hereof at the office of the Trustees, properly endorsed for transfer, and the Trustees may treat the holder of record hereof as the owner of this Certificate for all purposes.  Any attempted transfer of this Certificate which is not permitted pursuant to the provisions of Article IV shall be void.  Every transferee of this Certificate shall by the acceptance hereof become subject to the provisions of this Voting Trust Agreement.

Anyone who acquires this Certificate for value (other than pursuant to the Company’s dividend reinvestment plan) represents that he or she is acquiring this Certificate for his or her own personal account and not with a view to the transfer of this Certificate or of the shares of Special Common represented by this Certificate to anyone other than a Permitted Transferee (as defined in Article IV of the Voting Trust Agreement).

As a condition of making or permitting any transfer or delivery of stock certificates or Voting Trust Certificates, the Trustees may require the payment of a sum sufficient to pay or reimburse them for any stamp tax or other governmental charge in connection therewith, or any other charges applicable to such transfer or delivery.

The Voting Trust Agreement and this Certificate may be amended at any time and from time to time in the manner therein provided by the Trustees with the consent in writing of all of the Trustees and by not less than ninety percent (90%) in interest of the holders of record of the then outstanding Voting Trust Certificates issued with respect to Series A Common, as provided in Section 6.5 of the Voting Trust Agreement; provided, however, that no amendment which shall have the effect of extending the time for termination of the Voting Trust Agreement shall be made without the consent in writing of all of such participants.  The Voting Trust Agreement and the trust created thereunder may be terminated at any time with the consent in writing of all of the Trustees and by not less than seventy-five percent (75%) in interest of the holders of record of the then outstanding Voting Trust Certificates issued with respect to Series A Common, as provided in Section 6.5 of the Voting Trust Agreement.

The Voting Trust Agreement may be renewed for additional terms with respect to the holder of this Certificate unless such holder notifies the Trustees prior to June 30, 2035 (in response to a required notice from the Trustees), of his or her election to withdraw.

IN WITNESS WHEREOF, the Trustees have executed this Certificate by affixing their hands this        day of                      , 20    .

Walter C. D. Carlson

Letitia G. C. Carlson

LeRoy T. Carlson, Jr.

Prudence E. Carlson

(FORM OF ASSIGNMENT FOR REVERSE SIDE OF
VOTING TRUST CERTIFICATE)

FOR VALUE RECEIVED,                                                 hereby sells, assigns and transfers unto                                                 the within Certificate and all rights and interests thereby and does hereby irrevocably constitute and appoint                                                 attorney to transfer such certificate on the books of the Trustees under the Voting Trust Agreement within referred to, with full power of substitution in the premises.

Dated:

In the presence of:

Exhibit C to Voting Trust Agreement dated as of June 30, 1989

A “Withdrawal Request,” as referred to in Subsection 3.1(h) of the Voting Trust Agreement, shall be in the following form:

NOTICE OF WITHDRAWAL

Dated:                            , 20

To the Trustees Under Voting Trust Agreement

Dated as of June 30, 1989 (“Voting Trust Agreement”)

The undersigned hereby requests the withdrawal [with respect to                  shares of Series A Common] [of                  shares of Special Common] of Telephone and Data Systems, Inc. (the “Company”) represented by the enclosed Voting Trust Certificate(s) No(s).                  registered in the undersigned’s name.  The aforesaid withdrawal is permitted pursuant to the provisions of [Subsection 3.1(b)] [Subsection 3.1(c)] [Subsection 3.1(d)] [Subsection 3.1(g)] of the Voting Trust Agreement.

To the extent the aforesaid withdrawal is with respect to shares of Series A Common, you are authorized and directed by the undersigned to convert the said shares of Series A Common represented by the enclosed Voting Trust Certificate(s) into the same number of shares of the Company’s [Common] [Special Common].

The undersigned hereby stipulates and agrees with you, the Trustees, and the Transfer Agent for the Common or Special Common, as the case may be, that the date of withdrawal will be                 , 20      , and further information concerning the denominations and registrations of stock certificates to be delivered at that time in accordance with Section 3.3 of the Voting Trust Agreement will be delivered to the Trustees and the Transfer Agent not less than five business days prior to such closing date; (iii) all conditions in Article III of the Voting Trust Agreement as to the withdrawal of the Common Shares requested hereby to be satisfied by the undersigned have been, or will prior to such closing be, satisfied, and all procedures set forth therein to be complied with by the undersigned have been, or prior to such closing will be, complied with; and (iv) any additional documents, opinions of legal counsel, or other materials reasonably required of the undersigned by you, the Company, the Depositary or the Transfer Agent in connection with the matters that are the subject of this Withdrawal Request will be furnished by the undersigned at or in advance of the closing.

The undersigned acknowledges that, to the extent the aforesaid withdrawal is with respect to shares of Series A Common, this Withdrawal Request will cause the Trustees to grant to certain Certificate Holders (“Optionees”) an option to acquire pursuant to Section 3.2 of the Voting Trust Agreement, and that this Withdrawal Request shall be or become irrevocable at any time there are 105 days or less prior to the date of withdrawal previously stipulated herein.  To the extent the aforesaid option is exercised, the undersigned directs that [all of the shares] [the first                  shares] of Series A Common with respect to which this Withdrawal Request is made shall be acquired by the Optionee’s tendering of either Common or Special Common, at the election of the Optionee, in exchange for the Series A Shares represented by the enclosed Voting Trust Certificate(s).

Certificate Holder

Exhibit D to Voting Trust Agreement dated as of June 30, 1989

SUMMARY OF REQUIREMENTS FOR CERTAIN
ACTIONS BY TRUSTEES AND CERTIFICATE HOLDERS(1)

Action	Section	Required # of Votes by Trustees	Required % in interest of Certificate Holders
Acceptance of additional deposits	1.3	Unanimous	N/A
Issuance of Voting Trust Certificates	2.1	Three Trustees must sign	N/A
Waive of notice	3.1(i)	Majority(2)	N/A
Cancellation of withdrawal	3.1(j)	Majority(2)	N/A
Reduction of notice period	3.2(e)	Majority(2)	N/A
Approval of separate voting trust for spun-off entity	5.5	N/A	65% of those voting
Voting of Series A Common	6.2, 6.3	Majority	More than 50% of those voting (only if Trustees dead-locked)
Sale of Trust-Held Shares by Trustees and certain major corporate matters	6.4	Majority	75%
Exercise of appraisal rights	6.4(b)	N/A	Any Dissenting Certificate Holder
Election of Trustees	7.3	N/A	Cumulative Voting
Removal of Trustee	7.4	N/A	85%
Reimbursement of Trustees’ expenses	7.7	Majority	N/A
Amendment of agreement	8.5	Unanimous	90%
Early termination	8.6	Unanimous	75%
Renewal	8.7	Majority, or	more than 50%

(1)                                  This summary is for convenience only and is not be used in construing the legal intent of the instrument to which it is attached.  In the event of any conflict between information contained herein and the language of the instrument, the language of the instrument shall control.

(2)                                  Any Trustee who is the person requesting the waiver or cancellation is excluded from voting as to this matter.